Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of TearLab Corp. for the registration of 12,535,000 shares of common stock and to the incorporation by reference therein of our report dated March 13, 2015, with respect to the consolidated financial statements and schedule as of December 31, 2014 and for the two years ended December 31, 2014 of TearLab Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Diego, CA
February 3, 2017